Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256502

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement Dated August 9, 2022 to Prospectus Dated June 9, 2021)

PULMATRIX, INC.

Up to $2,439,968 of Common Stock

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the information in our sales agreement prospectus, dated June 9, 2021 (the “Sales Agreement Prospectus”), and the prospectus supplement, dated August 9, 2022 (the “2022 Sales Agreement Prospectus Supplement” and together with the Sales Agreement Prospectus, the “Prospectus”), filed pursuant to our registration statement on Form S-3 (File No. 333-256502) (the “Registration Statement”), relating to the offering, issuance and sale by us of our common stock, par value $0.0001 per share, from time to time that may be issued and sold under the At The Market Offering Agreement (the “Sales Agreement”), dated May 26, 2021, by and between us and H.C. Wainwright & Co., LLC (“Wainwright”) as sales agent. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

As of March 28, 2024, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2023, our Registration Statement continued to be subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. We are filing this Prospectus Supplement to amend the Prospectus to update the maximum amount of shares that we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6 and this Prospectus Supplement, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $2,439,968 from time to time through Wainwright. In the event that we may sell additional amounts under the Sales Agreement in accordance with General Instruction I.B.6, we will file another prospectus supplement prior to making such additional sales.

As of March 28, 2024, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $7,487,010.00, which was calculated based on 3,652,200 shares of our common stock outstanding held by non-affiliates as of March 28, 2024, and at a price of $2.05 per share, the last reported sale price for our common stock on the Nasdaq Capital Market (“Nasdaq”) on February 27, 2024. As of the date hereof, we have offered and sold $55,701.77 of shares of common stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Our common stock is listed on Nasdaq under the symbol “PULM”. On March 27, 2024, the last reported sale price of our common stock on Nasdaq was $1.63 per share.

Investing in our common stock involves risks. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-3 of the Prospectus, and in the risks discussed under similar headings in the documents incorporated by reference in this Prospectus Supplement and the Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement and the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this Prospectus Supplement is March 28, 2024.